                                                         Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-149551, 333-148863, 333-148862, 333-141793, 333-212131, 333-237259 and 333-265567 on Form S-8 and registration statements No. 333-195562, 333-198718, 333-215144, 333-220885, 333-220889, 333-247995 and 333-270204 on Form S-3 of Enstar Group Limited of our report dated February 24, 2022, except for Note 10, as to which the date is March 1, 2023, with respect to the consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of Enstar Group Limited for the period ended December 31, 2021, and the related notes and financial statement schedules, which report appears in the December 31, 2023 annual report on Form 10-K of Enstar Group Limited.

/s/ KPMG Audit Limited
KPMG Audit Limited
Hamilton, Bermuda
February 22, 2024